Exhibit 10.2

Assignment Agreement

This Assignment Agreement (“Agreement”) dated as of the date set forth on the signature page hereof, is made by and between EVOLVE TRANSITION INFRASTRUCTURE, LP (formerly known as Sanchez Production Partners LP and Sanchez Midstream Partners, LP), a limited partnership organized under the laws of the State of Delaware (the “Assignor”), on the one hand, and MESQUITE ENERGY, INC. (formerly known as Sanchez Energy Corporation), a corporation organized under the laws of the State of Delaware (the “Assignee”), on the other hand.

As used herein, “Adverse Party” means each of Terra Energy Partners LLC, Benjamin “B.J.” Reynolds, Mark Mewshaw, and Wes Hobbs, together with their respective successors and assigns and any other Person added or joined to the Claim from time to time as a defendant or indemnitor or against whom proceedings are asserted or threatened even if such Person is not named or served, and in each case their respective Affiliates and successors.

As used herein, “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For this purpose, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

As used herein, the “Claim” means: the action styled Sanchez Oil & Gas Corp., et al. v. Terra Energy Partners LLC, et al., Cause No. 2016-18909 (Dist. Ct., Harris County, Texas, 11th Jud’l Dist.) and any claims of the Assignor arising out of or related to the conduct alleged in such action.  The Claim also includes any variations or expansions of the above claims by the addition of any claims and/or parties from time to time, as well as the following: (i) any and all related pre- and post-trial proceedings, processes or appeals (or pre- and post-hearing proceedings, processes or appeals, where applicable) in or in connection with such claim(s), including the pursuit of costs or post-judgment or post-arbitral award remedies; (ii) all proceedings seeking to appeal, challenge, confirm, enforce, modify, correct, vacate or annul a judgment or award, as well as proceedings on remand or retrial or rehearing; (iii) all ancillary, parallel or alternative dispute resolution proceedings and processes arising out of or related to the acts or occurrences alleged in such claim(s) (including conciliation or mediation or court filings seeking discovery for or filed in aid of a contemplated or pending arbitration); (iv) re-filings or parallel filings of such claim(s), and any other legal, diplomatic or administrative proceedings or processes founded on the same or related underlying facts giving rise to or forming a basis for such claim(s); (v) ancillary or enforcement proceedings related to the facts or claims alleged from time to time or that could have been alleged in such claim(s) at any time; (vi) all arrangements, settlements, negotiations, or compromises made with any adverse party having the effect of resolving any of the claims against any adverse party that are or could be or could have been brought in such claim(s); and (vii) all rights to collect any damages or awards or otherwise exercise remedies in connection with any of the foregoing.

As used herein, “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity or governmental authority.

As used herein, “Transferred Rights and Liabilities” means all of the Assignor’s right, title and interest in, to and under and all liabilities of any kind whatsoever resulting from, arising out of or relating to the Claim, including any and all other rights of the Assignor with respect to any of the foregoing and any other rights, benefits, or liabilities of any kind which may now exist or come into existence with respect to any of the foregoing, including, but not limited to, the following:

(a)	any and all gross, pre-tax monetary awards, damages, recoveries, judgments or other property or value awarded to or recovered by or on behalf of (or reduced to a debt owed to) the Assignor on account or as a result or by virtue (directly or indirectly) of the Claim, whether pursuant to any settlement of the Claim or any collection and enforcement efforts with respect to the Claim, whether by negotiation, arbitration, mediation, diplomatic efforts, lawsuit, or otherwise; and includes all of the Assignor’s legal and/or equitable rights, title and interest in and/or to any of the foregoing, whether in the nature of ownership, lien, security interest or otherwise; and (ii) any consequential, rescissionary, statutory, exemplary, or punitive damages, pre-judgment interest (including damages comparable to pre-judgment interest), post-judgment interest, penalties, and attorneys’ fees and other fees and costs awarded or recovered on account thereof; all of the foregoing constitute Transferred Rights and Liabilities in any form, including cash, real estate, negotiable instruments, intellectual or intangible property, choses in action, contract rights, membership rights, subrogation rights, annuities, claims, refunds, and any other rights to payment of cash and/or transfer(s) of things of value or other property (including property substituted therefor), whether delivered or to be delivered in a lump sum or in installments, and from any and all sources;
(b)	any and all actions, claims, suits, causes of action, proceedings, controversies, liabilities, obligations, rights, damages, demands, sums of money owed, or claims for relief of whatever kind or nature, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, against one or more of the Adverse Parties and any of their Affiliates and representatives that in any way are based upon, arise out of or are related to the Claim;
(c)	all proceeds of the foregoing (no matter the form of such proceeds); and
(d)	all liabilities, debts, adverse claims, adverse judgements and obligations of Assignor, including those arising under any law (including the common law) or any rule or regulation of any governmental entity or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the Claim.

In return for good and valuable consideration, including the resolution of disputes between the Assignor and Assignee unrelated to the Claim, the Assignor hereby unconditionally and irrevocably assigns to the Assignee all of its right, title and interest in and to the Transferred Rights and Liabilities and Assignee hereby unconditionally and irrevocably accepts the assignment of such Transferred Rights and Liabilities (the “Assignment”).  The Assignment shall be deemed an absolute and unconditional assignment by Assignor and assumption by Assignee of the

Transferred Rights and Liabilities, and each and every right relating to the Transferred Rights and Liabilities (economic and otherwise), including the right to collect, enforce, settle, compromise, offer to settle, offer to compromise and satisfy the Transferred Rights and Liabilities.

Pursuant to the Assignment, the Assignor retains neither a duty nor a right to seek payment or obligation to make any payment (or otherwise), in each case, in respect of the Transferred Rights and Liabilities.  The Assignee shall bear full responsibility for all collection activities, performance activities and payment activities with respect to the Transferred Rights and Liabilities.

Assignee shall protect, indemnify, hold harmless and defend assignor against any claims, suits, causes of action, proceedings, controversies, liabilities, obligations, DEBTS, rights, damages, demands, sums of money owed, or claims for relief of whatever kind or nature, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, RESULTING FROM, arising out of or related to the CLAIM AND TRANSFERRED ASSETS AND LIABILITIES.

The Assignor shall reasonably cooperate with the Assignee in all matters pertaining to collecting and enforcing the Transferred Rights and Liabilities, provided that such cooperation shall be at the sole expense of the Assignee.

The Assignor and Assignee each agrees to execute, acknowledge and deliver all such further certificates, instruments and other documents, and take all such further action as may be reasonably necessary or appropriate to effect the Assignment and allow the Assignee to secure all actual and potential benefits and assume all actual and potential liabilities of the Assignment.

Neither this Agreement nor the Assignment can be waived or modified in any manner except by a written agreement signed by the Assignor and the Assignee.

This Agreement shall be effective as of the date of execution hereof and shall continue in full force and effect indefinitely.

This Agreement shall be construed in accordance with, and this Agreement and  all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of Texas (without reference to any choice of law doctrine that would have the effect of causing this Agreement to be construed in accordance with or governed by the law of any other jurisdiction).

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO

A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT (A) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY.

This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement.  Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of June 23, 2022.

/s/	Evolve Transition Infrastructure GP LLC, its general partner Chief Financial Officer and Secretary

Assignor:

EVOLVE TRANSITION INFRASTRUCTURE LP

By: Evolve Transition Infrastructure GP LLC,
its general partner

By: /s/ Charles Ward

Name: Charles Ward

Title: Chief Financial Officer and Secretary

Assignee: MESQUITE ENERGY, INC. By: /s/ Cameron W. George Name: Cameron W. George Title: Chief Executive Officer

Signature Page to Assignment Agreement